PARKE BANK

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN
FOR THE BENEFIT OF JOHN F. HAWKINS

WHEREAS, the Bank wishes to recognize the numerous years of dedication and service provided by John F. Hawkins (“Participant”) as its Senior Vice President and Chief Financial Officer and wishes to induce the Participant to remain in the employment of the Bank and to motivate the Participant’s continuing performance and dedication for several more years hereafter, and has determined that such inducement may best be accomplished by providing the Participant with competitive remuneration, including the addition of a supplemental executive retirement benefit, and

WHEREAS, it is deemed advisable and in the best interests of the Bank to offer such Participant being one of a select group of management or highly compensated employees, such additional financial incentives in the form of deferred compensation to encourage such continued employment with the Bank, and

WHEREAS, the Board has reviewed the Parke Bank Supplemental Executive Retirement Plan for the Benefit of John F. Hawkins (the “Plan”) and determined that it is advisable and in the best interest of the Bank to establish and implement the Plan.

NOW THEREFORE, BE IT RESOLVED that the Plan shall be adopted and approved, effective as of January 1, 2016, as follows:

Section 1 - Statement of Purpose

This Plan is designed and implemented for the purpose of providing to a limited group of key management or highly compensated employees of Parke Bank ("the Bank") who are largely responsible for the Bank's success the opportunity to receive supplemental executive retirement benefits, thereby increasing the incentive of such key employees to remain in the employ of the Bank and to make the Bank more profitable.  Special payments shall be made to Participants upon retirement or death and are intended to provide Participants with additional financial security.

Section 2 - Definitions

"Accrued Benefit" means a Participant's normal retirement benefit, as described in Section 5.1 hereof, multiplied by a fraction, the numerator of which is the Participant's total number of Years of Service with the Bank at the time of determination, and the denominator of which is the aggregate number of Years of Service with the Bank the Participant would have accumulated at his or her Normal Retirement Date.

"Actuarial Equivalent" means, with respect to a given benefit, any other benefit provided under the terms of the Plan which has the same present or equivalent value on the date the given benefit payment commences, as determined by the Bank.

"Administrator" means the person(s) or entity designated by the Board to administer the Plan on behalf of the Bank, as may be appointed or changed from time to time by the Board within its sole discretion.

"Bank" means Parke Bank, a New Jersey corporation, including any subsidiaries, successors and assigns thereto.

"Beneficiary" means any person or persons designated by a Participant in writing on a form satisfactory to the Bank.  In the absence of any living designated beneficiary, a deceased Participant's Beneficiary shall be the deceased Participant's then living spouse, if any, for his or her life; if none, or from and after such spouse's death, then the living children of the deceased Participant, if any, in equal shares, for their joint and survivor lives; and if none, or after their respective joint and survivor lives, the estate of the deceased Participant.

"Board" means the Board of Directors of the Bank, or any committee of such Board that is authorized to oversee, administer and amend the Plan.

"Company" means Parke Bancorp, Inc., the parent corporation of the Bank, or any successor thereto.

“Disability” (total and permanent disability) means total and permanent disability within the meaning of the Social Security Act.

"Effective Date" means January 1, 2016 with respect to the initial effective date of the Plan.
"Employee" means an individual serving as an employee of the Bank or subsidiary.

"Employer" means the Bank and any successors that shall maintain this Plan.  The Employer is a corporation, with principal offices in the State of New Jersey.

"High Recognized Compensation" means the highest annual Recognized Compensation of a Participant during the years of his or her Plan Participation.

"Normal Retirement Date" means the last calendar day of the calendar year in which a Participant attains age sixty-five (65) and having completed at least one (1) year of Participation in the Plan (i.e., December 31, 2019).

"Participant" means John F. Hawkins, an Employee selected by the Board for participation in the Plan as named above, and who has not for any reason become ineligible to participate further in this Plan.  An individual shall be deemed to continue as a Participant until all benefits payable to the Participant under this Plan have been distributed.

"Plan" means the Parke Bank Supplemental Executive Retirement Plan for the Benefit of John F. Hawkins ("SERP") as contained in this document, including all amendments thereto.

"Plan Year" means the twelve month period commencing on January 1st of each year and ending the following December 31st.

"Recognized Compensation" means the annual base salary in effect on the records of the Bank as of the January 1 for the Plan Year to which a Participant is entitled.

"SERP Agreement" means a written agreement between a Participant and the Bank in substantially the form attached hereto as Exhibit A.

"Specified Employee" shall mean a key employee who, at any time during the Plan Year, is (i) an officer of the Bank having an annual compensation greater than $150,000 (as indexed), (ii) a 5-percent owner of Bank, or (iii) a 1-percent owner of the Bank having an annual compensation from the Bank greater than $150,000.

“Termination of Employment” means that the Participant ceases to be employed by the Bank for any reason whatsoever other than by reason of a leave of absence, which is approved by the Bank. "Termination of Employment" shall have the same meaning as "separation from service", as that phrase is defined in Section 409A of the Code (taking into account all rules and presumptions provided for in the Section 409A regulations).  Whether a separation from service has occurred is determined in accordance with the requirements of Code Section 409A based on whether the facts and circumstances indicate that the Bank and Employee reasonably anticipated that no further services would be performed after a certain date or that the level of bona fide services the Employee would perform after such date (whether as an employee or as an independent contractor) would permanently decrease to no more than twenty percent (20%) of the average level of bona fide services performed (whether as an employee or an independent contractor) over the immediately preceding thirty-six (36) month period (or the full period of services to the Bank if the Employee has been providing services to the Bank less than thirty-six (36) months).

"Year of Service" means a period of twelve consecutive months during which a Participant is employed by the Bank.  Unless otherwise provided in his or her SERP Agreement, in determining a Participant's Years of Service, he or she shall receive credit for service from and after his or her most recent employment commencement date.

Section 3 - Plan Administration

3.1           Powers and Duties of the Administrator.  The Employer shall appoint the Plan Administrator, who shall administer the Plan for the exclusive benefit of the Participants and their Beneficiaries, subject to the specific terms of the Plan.  The Administrator shall administer the Plan in accordance with its terms and shall have the power and discretion to construe the terms of the Plan and to determine all questions arising in connection with the administration, interpretation, and application of the Plan.  The Administrator may establish procedures, correct any defect, supply any information, or reconcile any inconsistency in such manner and to such extent as shall be deemed necessary or advisable to carry out the purpose of the Plan; provided, however, that any procedure, discretionary act, interpretation or construction shall be done in a nondiscriminatory manner based upon uniform principles consistently applied.  The

Administrator shall have all powers necessary or appropriate to accomplish his duties under this Plan.

The Administrator shall be charged with the duties of the general administration of the Plan, including, but not limited to, the following:

(a)           The discretion to determine all questions relating to the eligibility of Employees to participate or remain a Participant hereunder and to receive benefits under the Plan;

(b)           To compute and make determinations with respect to the amount of benefits to which any Participant shall be entitled hereunder;

(c)           To authorize and make nondiscretionary or otherwise directed disbursements to Participants;

(d)           To maintain all necessary records for the administration of the Plan;

(e)           To interpret the provisions of the plan and to make and publish such rules for the regulation of the Plan as are consistent with the terms hereof;

(f)           To prepare and implement a procedure to notify employees that they have been selected as eligible to participate in the Plan;

(g)           To assist any Participant regarding his rights, benefits, or elections available under the Plan.

3.2           Records and Reports.  The Administrator shall keep a record of all actions taken and shall keep all other books of account, records, and other data that may be necessary for proper administration of the Plan and shall be responsible for supplying all information and reports to the Employer, Participants and Beneficiaries.

3.3           Participant Statement.  The Administrator shall provide each Participant each Plan Year a statement indicating that Participant's current and projected retirement benefit under the Plan.

3.4           Information from Employer.  To enable the Administrator to perform his functions, the Employer shall supply full and timely information to the Administrator on all matters relating to the compensation of all Participants, their retirement, death, disability, or termination of employment, and such other pertinent facts as the Administrator may require.  The Administrator may rely upon such information as is supplied by the Employer and shall have no duty or responsibility to verify such information.

3.5           Claims Procedure. Claims for benefits under the Plan may be filed with the Administrator on forms supplied by the Employer.  Written or electronic notice of the disposition of a claim shall be furnished to the claimant within 90 days after the claim is filed.  If additional time (up to 90 days) is required by the Administrator to process the claim, written notice shall be provided to the claimant within the initial 90 day period.  The extension notice shall indicate the special circumstances requiring an extension of time and the date by which the Administrator expects to render a determination.
In the event the claim is denied in whole or in part, the notice shall set forth in language calculated to be understood by the claimant (i) the specific reason or reasons for the denial, (ii) specific reference to pertinent Plan provisions on which the denial is based, (iii) a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary, and (iv) a description of the Plan's review procedures and the time limits applicable to such procedures, including a statement of the claimant's rights, if any, to bring a civil action under section 502(a) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), following an adverse benefit determination on review.

3.6           Claims Review Procedure.  Any Employee, former Employee, or Beneficiary who has been denied a benefit by a decision of the Administrator pursuant to Section 3.5 shall be entitled to request the Administrator to give further consideration to his claim by filing with the Administrator a request for a hearing.  Such request, together with a written statement of the reasons why the claimant believes his claim should be allowed, shall be filed with the Administrator no later than 60 days after receipt of the written notification provided for in Section 3.5.  The claimant shall be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the claimant's claim for benefits.  The Administrator shall then conduct a hearing within the next 60 days, at which the claimant shall have an opportunity to submit comments, documents, records and other information relating to the claim without regard to whether such information was submitted or considered in the initial benefit determination.

The Administrator shall make a final decision as to the allowance of the claim within 60 days of receipt of the appeal (unless there has been an extension due to special circumstances, provided the delay and the special circumstances occasioning it are communicated to the claimant in writing within the 60 day period), and a decision shall be rendered as soon as possible but not later than 120 days after receipt of the request for review; provided, however, in the event the claimant fails to submit information necessary to make a benefit determination on review, such period shall be tolled from the date on which the extension notice is sent to the claimant until the date on which the claimant responds to the request for additional information.  The decision on review shall be written or electronic and, in the case of an adverse determination, shall include specific reasons for the decision, in a manner calculated to be understood by the claimant, and specific references to the pertinent Plan provisions on which the decision is based.  The decision on review shall also include (i) a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the claimant's claim for benefits, and (ii) a statement describing any voluntary appeal procedures offered by the Plan, and a statement of the claimant's right, if any, to bring an action under Section 502(a) of ERISA and shall include specific reasons for the decision and specific references to the pertinent Plan provisions on which the decision is based.

Section 4 - Eligibility and Participation

4.1           Eligibility.  The Board, in its sole discretion, shall select the Employees of the Bank who are eligible to become Participants.

4.2           Commencement of Participation.  The Board or its designee shall notify those Employees selected for participation under the Plan.  An eligible Employee becomes a Participant in the Plan upon the execution and delivery by him or her and the Bank of the SERP Agreement.

Section 5 - Retirement Benefit

5.1           Normal Retirement Benefit.  If the  Participant is employed by the Bank from the Effective Date until his or her Normal Retirement Date and such Participant furnishes not less than sixty days written notice of the date of retirement, the Participant shall be entitled to receive as a normal retirement benefit the aggregate annual payments equal to thirty-five percent (35%) of his or her High Recognized Compensation.  This normal retirement benefit shall be payable in equal monthly installments in an amount equal to one-twelfth of the aggregate annual payments commencing on the first day of the month following the Termination of Employment of the Participant due to retirement and continuing for the remainder of the Participant's life.

Pursuant to Section 1.409A-2(b)(2)(ii) of the Treasury Regulations, the Participant may elect a change in the form of a payment before any annuity payment has been made under the Plan, from one type of life annuity to another type of life annuity with the same scheduled date for the first annuity payment, and such change will not be considered a change in the time and form of a payment, provided that the annuities are actuarially equivalent applying reasonable actuarial methods and assumptions.

5.2           Disability Prior to the Normal Retirement Date.  Notwithstanding anything herein to the contrary, if the Participant shall suffer a Disability while employed with the Bank and prior to the attainment of the Normal Retirement Date, the Participant shall nevertheless be eligible to receive the normal retirement benefit as provided at Section 5.1 herein upon the attainment of the Normal Retirement Date without regard to the Participant’s failure to maintain continuous employment with the Bank from the Effective Date through the Normal Retirement Date as a result of such Disability; provided that the Participant shall forfeit such normal retirement benefit eligibility if the Participant shall engage in employment or other competitive business activities with the Bank during the period from the commencement of such Disability and continuing until the Normal Retirement Date as determined by the Board of the Bank. Further, if a Participant qualifies for a retirement benefit in accordance with this Section 5.2, but shall die following such Disability and prior to reaching his or her Normal Retirement Date, the Bank shall pay to the deceased Participant's Beneficiary, as a survivor benefit and in lieu of the benefits in accordance with Section 5.1, payments equal to the annual normal retirement benefit of thirty-five percent (35%) of the Participant’s High Recognized Compensation, and such benefit shall be payable in equal monthly installments of one-twelfth of the annual normal retirement benefit commencing on the first day of the month following the Participant’s death and continuing for one hundred and nineteen months thereafter to the Beneficiary who shall survive the Participant and thereafter to the estate of such surviving Beneficiary.

5.3           Death After Commencement of Retirement Benefits.  If a Participant should die after the commencement of retirement benefits but prior to the completion of one hundred twenty (120) monthly payments, such monthly payments shall be continued to the Participant's Beneficiary until the completion of a combined total of one hundred twenty (120) monthly payments.  If a Participant should die after attaining the Normal Retirement Date but before retirement benefits payments have begun, monthly payments of the actuarially equivalent amount shall be made to the Participant's Beneficiary, commencing on the first day of the month following the Participant's death, until a total of one hundred twenty (120) monthly payments have been made.

5.4           De Minimus Lump Sum Payment.  Notwithstanding the foregoing, the Bank may, in its sole discretion, commence pay-out of a Participant’s Accrued Benefit at any time, provided that such pay-out amount shall be in an amount equal to not less than the lump sum value of such Accrued Benefit determined on the date of such pay-out; provided that such pay-out (1) accompanies the termination of the Participant’s entire interest under the Plan and all similar arrangements that constitute a nonqualified deferred compensation plan under Regulations at Section 1.409A-1(c) applicable to Section 409A of the Code; and (2) the payment is not greater than the applicable dollar amount under Code Section 402(g)(1)(B).

5.5           Forfeiture of Benefits.  If a Participant terminates employment with the Bank prior to attaining his or her Normal Retirement Date, other than by reason of death or Disability, or a Change in Control, such Participant shall not be entitled to any benefits under this Plan.

5.6           Death While Employed After the Normal Retirement Date.  A Participant whose employment with the Bank continues after his or her Normal Retirement Date and who dies while so employed shall be deemed to have retired immediately prior to such Participant's death, and such benefits shall be deemed to have commenced as detailed at Section 5.3 herein.

Section 6 - Pre-Retirement Survivor Benefit

6.1           Pre-Retirement Survivor Benefit.  If a Participant dies while employed by the Bank prior to reaching his or her Normal Retirement Date, the Bank shall pay to the deceased Participant's Beneficiary, as a survivor benefit and in lieu of the benefits in accordance with Section 5.1, payments equal to the annual normal retirement benefit of thirty-five percent (35%) of the Participant’s High Recognized Compensation.  This retirement benefit shall be payable in equal monthly installments of one-twelfth of the annual normal retirement benefit commencing on the first day of the month following the Participant’s death and continuing for one hundred and nineteen months thereafter to the Beneficiary who shall survive the Participant and thereafter to the estate of such surviving Beneficiary.

Section 7 - Authorized Leave of Absence

7.1           Authorized Leave of Absence.  A Participant's employment with the Bank shall not be deemed to have terminated for purposes of this Plan during any authorized leave of absence.

Section 8 - Bank-Owned Life Insurance ("BOLI")

8.1           Bank Owns All Rights.  In the event that, in its discretion, the Bank purchases a life insurance policy or policies insuring the life of any Participant to allow the Bank to informally finance and/or recover, in whole or in part, the cost of providing the benefits hereunder, neither the Participant nor any Beneficiary shall have any rights whatsoever therein.  The Bank shall be the sole owner and beneficiary of any such policy or policies and shall possess and may exercise all incidents of ownership therein, except in the event of the establishment of and transfer of said policy or policies to a trust by the Bank as described in Section 14 hereof.

8.2           Participant Cooperation.  If the Bank decides to purchase a life insurance policy or policies on any Participant, the Bank will so notify such Participant.  Such Participant shall consent to being insured for the benefit of the Bank and shall take whatever actions may be necessary to enable the Bank to timely apply for and acquire such life insurance and to fulfill the requirements of the insurance carrier relative to the issuance thereof as a condition of eligibility to participate in the Plan.

8.3           Participant Misrepresentation.  If: (a) any Participant is required by this Plan to submit information to any insurance carrier; and (b) the Participant makes a material misrepresentation in any application for such insurance; and (c) as a result of that material misrepresentation the insurance carrier is not required to pay all or any part of the proceeds provided under that insurance, then the Participant's (or the Participant's Beneficiary's) rights to any benefits under this Plan may be, at the sole discretion of the Board, reduced to the extent of any reduction of proceeds that is paid by the insurance carrier because of such material misrepresentation.

8.4           Suicide.  Notwithstanding any other term or provision of the Plan or the SERP Agreement, if a Participant dies by reason of suicide and if the Bank's receipt of insurance proceeds is as a result reduced, then the Participant's (or the Participant's Beneficiary's) rights to any benefits under this Plan may be, at the sole discretion of the Board, reduced to the extent of any reduction of proceeds that is paid by the insurance carrier.

Section 9 - Resignation and Removal of the Administrator

9.1           Resignation.  The Administrator may resign at any time by written notice to the Board, which shall be effective thirty (30) days after receipt of such notice unless the Administrator and the Board agree otherwise.

9.2           Removal.  The Administrator may be removed by the Board on thirty (30) days notice or upon shorter notice accepted by the Administrator.

9.3           Appointment of Successor.  If the Administrator resigns or is removed, a successor shall be appointed, in accordance with Section 10, by the effective date of resignation or removal under this Section 9.  If no such appointment has been made, the Administrator may apply to a court of competent jurisdiction for appointment of a successor or for instructions.  All expenses of the Administrator in connection with the proceeding shall be allowed as administrative expenses of the Bank.

Section 10 - Appointment of Successor Administrator

10.1           Successor Administrator.  If the Administrator resigns or is removed in accordance with Section 9.1 or 9.2, the Board may appoint any third party as successor Administrator.  The appointment shall be effective when accepted in writing by the new Administrator.  The new Administrator shall have all of the rights and powers of the former Administrator.

Section 11 - The Administrator's Consultant

11.1           Consultant.  As requested by the Administrator, the Bank may authorize the Administrator to engage the services of a third-party consultant or consultants to assist the Administrator in administration of the Plan  (hereinafter called “the Administrator's Consultant”).  The Administrator shall have no responsibility for the performance of the duties of the Administrator's Consultant.

11.2           Independent Consultant.  Such Administrator’s Consultant may also acts as an independent consultant for the Administrator with respect to the Administrator's obligations under the Plan.

11.3           Resignation of Consultant.  The Administrator's Consultant may resign at any time by delivery of written notice of resignation to the Administrator.  The Administrator's Consultant may be removed by the Administrator at any time by delivery of written notice of such removal to the Administrator's Consultant.  Any such resignation or removal shall take effect as of a future date specified in the notice, which date shall not be earlier than sixty (60) days after such notice is delivered, of such earlier date as may be agreed to by the Administrator's Consultant and the Administrator.  As soon as practicable after the Administrator's Consultant has resigned or has been removed hereunder, it shall deliver to the successor Administrator's Consultant all reports, records, documents, and other written information in its possession regarding the Plan, the Participants and Beneficiaries, and thereupon shall be paid all unpaid fees, compensation and reimbursements to which it is entitled under this Plan and shall be relieved of all responsibilities and duties under this Plan.

11.4           Records to be Maintained.  The Administrator's Consultant shall maintain or cause to be maintained all of the records contemplated by the current actuarial agreement between the Administrator and the Administrator's Consultant.  The Administrator's Consultant

shall also perform such other duties and responsibilities under the Plan as agreed in writing between the Administrator's Consultant and the Administrator.

11.5           Furnishing of Information.  The Administrator shall furnish to the Administrator's Consultant all the information necessary to determine the benefits payable to or with respect to each Participant and Beneficiary, and the name, address and Social Security number of each Participant and Beneficiary.  The Administrator shall regularly, at least annually, or promptly at the request of the Administrator's Consultant, furnish to the Administrator's Consultant revised and updated information, including copies of any amendments or supplements to the Plan or the Administrator's obligations.  Based on the foregoing information, the Administrator's Consultant shall prepare annual statements for each Participant and Beneficiary and shall furnish a copy of same to the Administrator.  In the event the Administrator refuses or neglects to provide updated information, as contemplated herein, the Administrator's Consultant shall be entitled to rely upon the most recent information furnished to it by the Administrator.  The Administrator's Consultant has no responsibility to verify information provided to it by the Administrator.

11.6           Annual Valuation.  The Administrator's Consultant shall assist the Administrator in providing all required Plan information to the Bank.  The Administrator's Consultant shall also perform an annual actuarial valuation of the obligations under the Plan and the funding requirements therefore, based solely on the most recent information furnished to it by the Administrator.

Section 12 - Amendment

12.1           Amendment.  The Employer shall have the right at any time to amend or terminate this Plan.  However, no amendment shall be effective so as to reduce the amount of any Participant's Accrued Benefit, or to delay the payment of any amount to a Participant beyond the time that such amount would be payable without regard to such amendment.

The Plan may be terminated in accordance with the following;

A.
The Bank’s termination and liquidation of the plan is within 12 months of a corporate dissolution taxed under 331 of the Code, or with the approval of a bankruptcy court pursuant to 11 U.S.C. § 503(b)(1)(A), provided that the amounts deferred under the Plan are included in the Participants' gross incomes in the latest of the following years (or, if earlier, the taxable year in which the amount is actually or constructively received).

1.	The calendar year in which the plan termination and liquidation occurs.

2.	The first calendar year in which the amount is no longer subject to a substantial risk of forfeiture.

3.	The first calendar year in which the payment is administratively practicable.

B.
The termination and liquidation of the Plan pursuant to irrevocable action taken by the Bank within the 30 days preceding or the 12 months following a change in control event (as defined in paragraph Treas. Reg. § 1.409A-3(i)(5)), provided that this paragraph will only apply to a payment under the Plan if all agreements, methods, programs, and other arrangements sponsored by the Bank immediately after the time of the change in control event with respect to which deferrals of compensation are treated as having been deferred under a single plan under Treas. Reg. § 1.409A-1(c)(2) are terminated and liquidated with respect to each participant that experienced the change in control event, so that under the terms of the termination and liquidation all such participants are required to receive all amounts of compensation deferred under the terminated agreements, methods, programs, and other arrangements within 12 months of the date the service recipient irrevocably takes all necessary action to terminate and liquidate the agreements, methods, programs, and other arrangements.  Solely for purposes of this paragraph Treas. Reg. § 1.409A-3(j)(4)(ix)(B), the Bank with the discretion to liquidate and terminate the agreements, methods, programs, and other arrangements is the Bank that is primarily liable immediately after the transaction for the payment of the deferred compensation.

C.	The Bank’s termination and liquidation of the Plan, provided that-

1.	The termination and liquidation does not occur proximate to a downturn in the financial health of the Bank;

2.
The Bank terminates and liquidates all agreements, methods, programs, and other arrangements sponsored by the Bank that would be aggregated with any terminated and liquidated agreements, methods, programs, and other arrangements under Treas. Reg. § 1.409A-1(c) if the same Participant had deferrals of compensation under all of the agreements, methods, programs, and other arrangements that are terminated and liquidated;

3.
No payments in liquidation of the Plan are made within 12 months of the date the Bank takes all necessary action to irrevocably terminate and liquidate the Plan other than payments that would be payable under the terms of the Plan if the action to terminate and liquidate the Plan had not occurred;

4.	All payments are made within 24 months of the date the Bank takes all necessary action to irrevocably terminate and liquidate the Plan; and

5.
The Bank does not adopt a new plan that would be aggregated with any terminated and liquidated plan under Treas. Reg. § 1.409A-1(c) if the same Participant participated in both plans, at any time within three years following the date the Bank takes all necessary action to irrevocably terminate and liquidate the plan.

       12.2           Cessation of Accrual of Benefits.  The Bank shall have the right at any time to notify the Participants that no future benefits will accrue under the Plan.  Upon any such notice, retirement benefits payable to a Participant following Termination of Employment on or after the Normal Retirement Date shall be based on the Participant's Accrued Benefit at the date of the notice referred to in the preceding sentence.

Section 13 - Change in Control

13.1           Change in Control.  Notwithstanding anything to the contrary herein, upon a Change in Control of the Bank then, for purposes of this Plan, for each of the individuals who was a Participant in the Plan and employed by the Bank immediately prior to such Change in Control, the Participant shall be deemed to have remained in the employ of the Bank and continued as a Participant in the Plan until attaining his or her Normal Retirement Date.  In such case, the Participant's retirement benefit shall be considered vested and not subject to forfeiture and the Participant shall be eligible to receive the retirement benefit as provided for by Section 5.1 of this Plan.
"Change in Control" shall mean: (i) a change in ownership of the Bank or the Company under paragraph (a) below, or (ii) a change in effective control of the Bank or the Company under paragraph (b) below, or (iii) a change in the ownership of a substantial portion of the assets of the Bank or the Company under paragraph (c) below:

(a)  CHANGE IN THE OWNERSHIP.  A change in the ownership of the Bank or the Company shall occur on the date that any one person, or more than one person acting as a group (as defined in paragraph (b)), acquires ownership of stock of the corporation that, together with stock held by such person or group, constitutes more than 50 percent of the total fair market value or total voting power of the stock of such corporation. However, if any one person or more than one person acting as a group, is considered to own more than 50 percent of the total fair market value or total voting power of the stock of a corporation, the acquisition of additional stock by the same person or persons is not considered to cause a change in the ownership of the corporation (or to cause a change in the effective control of the corporation (within the meaning of paragraph (b) below). An increase in the percentage of stock owned by any one person, or persons acting as a group, as a result of a transaction in which the corporation acquires its stock in exchange for property will be treated as an acquisition of stock for purposes of this section. This paragraph (a) applies only when there is a transfer of stock of a corporation (or issuance of stock of a corporation) and stock in such corporation remains outstanding after the transaction.

(b)  CHANGE IN THE EFFECTIVE CONTROL.  A change in the effective control of the Bank or the Company shall occur on the date that either (i) any one person, or more than one person acting as a group (as determined below), acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the corporation possessing 30 percent or more of the total voting power of the stock of such corporation; or (ii) a majority of members of the corporation's board of directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the corporation's board of directors prior to the date of the appointment or election, provided that for purposes of this paragraph (b)(ii), the term corporation refers solely to a corporation for which no other corporation is a majority shareholder. In the absence of an event described in paragraph (i) or (ii), a change in the effective control of a corporation will not have occurred. If any one person, or more than one person acting as a group, is considered to effectively control a corporation (within the meaning of this paragraph (b)), the acquisition of additional control of the corporation by the same person or persons is not considered to cause a change in the effective control of the corporation (or to cause a change in the ownership of the corporation within the meaning of paragraph (a)). Persons will not be considered to be acting as a group solely because they purchase or own stock of the same corporation at the same time, or as a result of the same public offering.

(c)  CHANGE IN THE OWNERSHIP OF A SUBSTANTIAL PORTION OF THE BANK'S OR COMPANY'S ASSETS.  A change in the ownership of a substantial portion of the Bank's or the Company's assets shall occur on the date that any one person, or more than one person acting as a group (as determined below), acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the corporation that have a total gross fair market value equal to or more than 40% of the total gross fair market value of all of the assets of the corporation immediately prior to such acquisition or acquisitions. For this purpose, gross fair market value means the value of the assets of the corporation, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets. There is no Change in Control event under this paragraph (c) when there is a transfer to an entity that is controlled by the shareholders of the transferring corporation immediately after the transfer.

(d)  Each of the sub-paragraphs (a) through (c) above shall be construed and interpreted consistent with the requirements of Section 409A of the Code and any Treasury regulations or other guidance issued thereunder.  A Change in Control of the Bank shall also be deemed to have occurred in the event of a Change in Control of the Company.

Notwithstanding the forgoing, all sums payable hereunder shall be reduced in such manner and to such extent so that no such payments made hereunder when aggregated with all other payments to be made to the Participant by the Bank or the Company shall be deemed an “excess parachute payment” in accordance with Section 280G of the Code and subject the Participant to the excise tax provided at Section 4999(a) of the Code.  The determination regarding any such reduction in benefits shall be made by the Administrator.

Section 14 - Miscellaneous

14.1           Nonalienation of Benefits.  No right or benefit under this Plan shall be subject to anticipation, alienation, sale, assignment, pledge, encumbrance, or charge, and any attempt to anticipate, alienate, sell, assign, pledge, encumber, or charge any right or benefit under this Plan or any SERP Agreement shall be void.  No such right or benefit shall in any manner be liable for or subject to the debts, contracts, liabilities or torts of the person entitled thereto.  If a Participant or any Beneficiary hereunder shall become bankrupt, or attempt to anticipate, alienate, sell, assign, pledge, encumber, or charge any right hereunder, then such right or benefit shall, in the discretion of the Board, cease and terminate, and in such event, the Board may hold or apply the same or any part thereof for the benefit of the Participant or his or her Beneficiary, spouse, children, or other dependents, or any of them in such manner and in such amounts and proportions as the Board may deem proper.

14.2           Unsecured Liability.  The obligation of the Bank to make payments hereunder to a Participant shall constitute an unsecured liability of the Bank.  Such payments shall be made from the general funds of the Bank and the Bank shall not be required to establish or maintain any special or separate fund, to purchase or acquire life insurance on a Participant's life, or otherwise to segregate assets to assure that such payments shall be made.  Neither a Participant nor any other person shall  have any interest in any particular asset of the Bank by reason of its obligations hereunder and the right of any of them to receive payments under this Plan shall be no greater than the right of any other unsecured general creditor of the Bank.  Nothing contained in the Plan shall create or be construed as creating a trust of any kind or any other fiduciary relationship between the Bank and a Participant or any other person.

14.3           No Contract of Employment.  This Plan shall not be deemed to constitute a contract between the Bank and any Participant or to be a consideration or an inducement for the employment of any Participant or Employee.  Nothing contained in this Plan shall be deemed to give any Participant or Employee the right to be retained in the service of the Employer or to interfere with the right of the Employer to discharge any Participant or Employee at any time regardless of the effect which such discharge may have upon him or her as a Participant of this Plan.

14.4           Designation of Beneficiary.  Each Participant shall file with the Bank a notice in writing, in a form acceptable to the Board, designating one or more Beneficiaries to whom payments becoming due by reason of or after his death shall be made.  Participants shall have the right to change the Beneficiary or Beneficiaries so designated from time to time; provided, however, that no such change shall become effective until received in writing and acknowledged by the Bank.

14.5           Payment to Incompetents.  The Bank shall make the payments provided herein directly to the Participant or Beneficiary entitled thereto or, if such Participant or Beneficiary has been determined by a court of competent jurisdiction to be mentally or physically incompetent, then payment shall be made to the duly appointed guardian, committee or other authorized representative of such Participant or Beneficiary.  The Bank shall have the right to make payment directly to a Participant or Beneficiary until it has received actual notice of the physical or mental incapacity of such Participant or Beneficiary and actual notice of the appointment of a duly authorized representative of his or her estate.  Any payment to or for the benefit of a Participant or Beneficiary shall be a complete discharge of all liability of the Bank therefore.

14.6           Interpretation.  The interpretation and construction of the Plan by the Board, and any action taken hereunder, shall be binding and conclusive upon all parties in interest.  No member of the Board shall be liable to any person for any action taken or omitted to be taken in connection with the interpretation, construction or administration of the Plan, so long as such action or omission be made in good faith.

14.7           Authority to Appoint a Committee.  The Board, within its discretion, shall have the authority to appoint a committee of not less than three (3) of its members, which shall have authority over the Plan in lieu of the entire Board.

14.8           Authority to Establish a Trust.  The Board shall have the right at any time to establish a trust to which the Bank may transfer from time to time certain assets to be used by said trustee(s) to satisfy some or all of the Bank's obligations and liabilities under the Plan.  All assets held by such trust shall be subject to the claims of the Bank's creditors in the event of the Bank's Insolvency (as defined herein).  The Bank shall be considered "Insolvent" for purposes of said trust if:  (a) the Bank is unable to pay its debts as they become due; or (b) the Bank is subject to a pending proceeding as a debtor under the United States Bankruptcy Code.

14.9           Binding Effect.  Obligations incurred by the Bank pursuant to this Plan shall be binding upon and inure to the benefit of the Bank, its successors and assigns, and the Participant, his or her Beneficiaries, personal representatives, heirs, and legatees.

14.10           Entire Plan.  This document and any amendments hereto contain all the terms and provisions of the Plan and shall constitute the entire Plan, any other alleged terms or provisions being of no effect.

14.11           Merger, Consolidation or Acquisition.  In the event of a merger or consolidation of the Bank with another corporation or entity, or the sale or lease of all or substantially all of the Bank's assets to another corporation or entity, or the acquiring by another corporation or entity of a right to elect at least thirty percent (30%) of the Board, then and in such event the obligations and responsibilities of the Bank under this Plan shall be assumed by any such successor or acquiring corporation or entity, and all of the rights, privileges and benefits of the Participants hereunder shall continue.

14.12           Regulatory Matters.

(a)           The Participant or Beneficiary shall have no right to receive compensation or other benefits in accordance with the Plan for any period after Termination of Employment for Cause.  “Cause” for termination shall include: (i) the continued failure by the Participant to perform his position duties for the Bank or Parent; (ii) if the Participant shall have engaged in conduct involving fraud, deceit, personal dishonesty, breach of fiduciary duty or illegal conduct in his business and personal matters; (iii) willful misconduct of any type by the Participant, including, but not limited to, the disclosure or improper use of confidential information, which causes material injury to the Bank or any of its subsidiaries or affiliates; (iv) the Participant’s conviction of a felony or analogous crime, or entry of a plea of guilty or no contest to the commission of a felony or analogous crime; (v) if the Participant shall have become subject to continuing intemperance in the use of alcohol or drugs which has adversely affected, or may adversely affect, the business or reputation of the Bank as determined by the Board; (vi) if the Participant shall have violated any banking law or regulation, memorandum of understanding, cease and desist order, or other agreement with any banking regulatory agency having jurisdiction over the Bank which, in the judgment of the Board, has adversely affected, or may adversely affect, the business or reputation of the Bank; (vii) if the Participant shall have filed, or had filed against him, any petition under the federal bankruptcy laws or any state insolvency laws; or (viii) if any banking authority having supervisory jurisdiction over the Bank or its Parent initiates any proceedings for removal of the Participant.

(b)           Notwithstanding anything herein to the contrary, any payments made to Participant pursuant to the Plan, or otherwise, shall be subject to and conditioned upon compliance with 12 U.S.C. Section 1828(k) and any regulations promulgated thereunder, including the Federal Deposit Insurance Corporation (“FDIC”) Regulations at 12 C.F.R. Part 359, Golden Parachute and Indemnification Payments.

(c)           Implementation of the Plan shall be conditioned upon the Bank’s receipt of a letter of approval or non-objection from the Commissioner of the New Jersey Department of Banking and Insurance, if applicable, in accordance with the applicable laws and regulations of the State of New Jersey related to state chartered banks.

(d)           The Participant covenants and agrees that the Bank and its successors and assigns shall have the right to demand the return of any “golden parachute payments” (as defined in 12 C.F.R. Part 359) in the event that any of them obtain information indicating that the Participant committed, is substantially responsible for, or has violated, the respective acts or omissions, conditions, or offenses contained in 12 C.F.R. § 359.4(a)(4), and the Executive shall promptly return any such “golden parachute payment” upon such demand.

(e)           Notwithstanding anything herein to the contrary, in the event of the Participant’s Termination of Employment with the Bank (other than upon the death or Disability of such Participant) at such time that the Bank is deemed to be in “troubled condition” in accordance with 12 U.S.C. § 1831i and applicable regulations of the FDIC  or the Board of Governors of the Federal Reserve System (“FRB”), if applicable, or is otherwise subject to the provisions of 12 C.F.R. Part 359, then any payments in accordance with this Plan or otherwise shall not be made by the parent corporation of the Bank (“Parent”) or the Bank unless or until the Parent or the Bank shall have received the prior written approval of the FRB, if applicable, and the FDIC.  In such event, the Parent or the Bank will promptly make and diligently pursue an application for approval of such payment by the appropriate federal banking agencies.

Section 15 - Construction

15.1           Construction of this Plan.  This Plan shall be construed and enforced according to the laws of the State of New Jersey, other than its laws respecting choice of law.

15.2           Gender and Number.  The masculine gender, where appearing in the Plan, shall be deemed to include the feminine gender, and the singular shall include the plural, unless the context clearly indicates to the contrary.

15.3           Headings.  All headings used in this Plan are for convenience of reference only and are not part of the substance of this Plan.

15.4           Enforceability.  If any term or condition of this Plan shall be invalid or unenforceable to any extent or in any application, then the remainder of the Plan, and such term or condition except to such extent or in such application, shall not be affected thereby, and each and every term and condition of the Plan shall be valid and enforced to the fullest extent and in the broadest application permitted by law.

15.5 Uniformity.  All provisions of this Plan shall be interpreted and applied in a uniform, nondiscriminatory manner.  In the event of any conflict between the terms of this Plan and any summaries or other descriptions of this Plan, the Plan provisions shall control.

Section 16 - Section 409A Compliance

16.1           Notwithstanding anything herein to the contrary, the Administrator shall make reasonable efforts to administer the Plan and make benefit payments hereunder in a manner that is not deemed to be contrary to the requirements set forth at Section 409A of the Code and regulations and notices promulgated thereunder such that any payments made would result in the requirement for the recipient of such payments to pay additional interest and taxes to be imposed in accordance with Section 409A(a)(1)(B) of the Code; provided, however, neither the Bank, nor the Administrator shall have any responsibility to a Participant or beneficiary(ies) with respect to any tax liabilities that may be applicable to any payments made by the Plan.

16.2           If any provision of the Plan shall be determined to be inconsistent with the requirements of Section 409A of the Code, then, the Plan shall be construed, to the maximum extent possible, to give effect to such provision in a manner consistent with Section 409A of the Code, and if such construction is not possible, as if such provision had never been included.

16.3           Delay of Payment Commencement to Specified Employee. Notwithstanding anything in this Plan to the contrary, if the Bank in good faith determines, as of the effective date of Participant’s Termination of Employment that the Participant is a “specified employee” within the meaning of Section 409A of the Code and if the payment under Section 5 does not qualify as a short-term deferral under Code Section 409A and Treas. Reg. §1.409A-1(b)(4) (or any similar or successor provisions), and that an amount (or any portion of an amount) payable to Participant hereunder, is required to be suspended or delayed for six months in order to satisfy the requirements of Section 409A of the Code, then the Bank will so advise Participant, and any such payment (or the minimum amount thereof) shall be suspended and accrued for six months (“Six-Month Delay”), whereupon such amount or portion thereof shall be paid to Participant in a lump sum on the first day of the seventh month following the effective date of Participant’s Termination of Employment.  All subsequent payments shall be paid in the manner specified. The limitations of this Six-Month Delay shall only be effective if the stock of the Company or a parent corporation is publicly traded as set forth at Section 409A(a)(2)(B)(i) of the Code.

16.4           Request to Delay Payment by Participant. Any request by a Participant to delay the commencement date of the normal retirement benefit shall be detailed in writing and approved by the Administrator not less than one year prior to the Normal Retirement Date and such payment commencement date shall not be earlier than five years from the Normal Retirement Date absent such subsequent written request.

16.5           Distributions Upon Income Inclusion Under Section 409A of the Code. Upon the inclusion of any amount as taxable income to the Participant as a result of the failure of this non-qualified deferred compensation agreement to comply with the requirements of Section 409A of the Code, to the extent such tax liability can be covered by the then Accrued Benefit, a distribution shall be made to the Participant as soon as is administratively practicable following the discovery of the plan failure in an amount sufficient for the Participant to pay such tax liability.

IN WITNESS WHEREOF, this Plan, having been duly approved and adopted by the Board of Directors of the Bank, is executed by the duly authorized officers of the Bank as of the Effective Date.

Parke Bank

	By:	/s/ Vito S. Pantilione
Vito S. Pantilione
President and Chief Executive Officer
Attest:

/s/ Linda Kaiser
Linda Kaiser
Secretary

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EXHIBIT A
Parke Bank

Supplemental Executive Retirement Plan
for the Benefit of John F. Hawkins (“SERP”)

Participation Agreement

THIS AGREEMENT, made the 20th .day of January, 2016, by and between Parke Bank, a New Jersey corporation, and other affiliated or associated business entities (collectively referred to as (“the Bank”), and John F. Hawkins, a key management employee of the Bank (the “Participant”).

RECITALS

The Board of Directors of the Bank has adopted the Parke Bank Supplemental Executive Retirement Plan for the Benefit of John F. Hawkins (the “Plan”) and has selected the Participant for participation in the Plan.  This SERP Agreement is entered into as evidence the Participant’s participation in the Plan and to set forth the basis for determining the amount of his or her benefit under the Plan.

NOW, THEREFORE, the Bank and the Participant hereby agree as follows:

1.           Incorporation of the Plan.  The Plan (and all its provisions), as it now exists and as it may be amended hereafter, is incorporated herein and made a part of this Agreement.

2.           Definitions.  When used herein, terms that are defined in the Plan shall have the meanings given them in the Plan unless a different meaning is clearly required by the context.

3.           No Interest Created.  Neither the Participant nor his or her Beneficiary or other persons claiming under him or her shall have any interest in any assets of the Bank, including policies of insurance, conferred by the Participant’s participation in the Plan.  The Participant and his or her Beneficiary shall have only the right to receive benefits under and subject to the terms and provisions of the Plan and this SERP Agreement.

4.           Retirement Benefit.  If the Participant is employed by the Bank until his or her Normal Retirement Date, and if such Participant furnishes the Bank with not less than sixty days written notice of the Participant’s notice of retirement, he or she shall be entitled to receive as a normal retirement benefit aggregate annual payments equal to thirty-five percent (35%) of the Participant’s High Recognized Compensation.  This normal retirement benefit shall be payable in equal monthly installments equal to one-twelfth of such aggregate annual benefit commencing on the first day of the month following the Participant’s actual retirement and continuing for the remainder of the Participant’s life.

5.           Death after Commencement of Retirement Benefits. If a Participant should die after the commencement of retirement benefits but prior to the completion of one hundred twenty (120) monthly payments, such monthly payments shall be continued to the Participant's

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Beneficiary until the completion of a combined total of one hundred twenty (120) monthly payments.  If a Participant should die after attaining the Normal Retirement Date but before retirement benefits payments have begun, monthly payments of the actuarially equivalent amount shall be made to the Participant's Beneficiary, commencing on the first day of the month following the Participant's death, until a total of one hundred twenty (120) monthly payments have been made.

6.           Disability Prior to the Normal Retirement Date.  If the Participant shall suffer a Disability while employed with the Bank and prior to the attainment of the Normal Retirement Date, the Participant shall nevertheless be eligible to receive the normal retirement benefit upon the attainment of the Normal Retirement Date without regard to the Participant’s failure to maintain continuous employment with the Bank from the Effective Date through the Normal Retirement Date as a result of such Disability; provided that the Participant shall forfeit such normal retirement benefit eligibility if the Participant shall engage in employment or other competitive business activities with the Bank during the period from the commencement of such Disability and continuing until the Normal Retirement Date as determined by the Board of the Bank.

7.           Pre-Retirement Survivor Benefit.  If a Participant dies while employed by the Bank prior to reaching his or her Normal Retirement Date, the Bank shall pay to the deceased Participant's Beneficiary, as a survivor benefit and in lieu of the Normal Retirement Benefit, payments equal to the annual normal retirement benefit of thirty-five percent (35%) of the Participant’s High Recognized Compensation.  This normal retirement benefit shall be payable in equal monthly installments of one-twelfth of the annual normal retirement benefit commencing on the first day of the month following the Participant’s death and continuing for one hundred and nineteen months thereafter to the Beneficiary who shall survive the Participant and thereafter to the estate of such surviving Beneficiary.

8.           Forfeiture of Benefits.  If Participant terminates employment with the Bank prior to attaining his or her Normal Retirement Date, other than by reason of attainment of the death or Disability, or Change in Control, Participant shall not be entitled to any benefits under this Plan.

9.           Participant Cooperation.  If the Bank elects to purchase a life insurance policy or policies on Participant, the Bank will so notify the Participant.  Participant shall consent to being insured for the benefit of the Bank and shall take whatever actions may be necessary to enable the Bank to timely apply for and acquire such life insurance and to fulfill the requirements of the insurance carrier relative to the issuance thereof as a condition of eligibility to participate in the Plan.

10.           Participant Misrepresentation.  If:  (a) Participant is required by this Plan to submit information to any insurance carrier; and (b) Participant makes a material misrepresentation in any application for such insurance; and (c) as a result of that material misrepresentation the insurance carrier is not required to pay all or any part of the proceeds provided under that insurance, then Participant’s (or the Participant’s Beneficiary’s) rights to any benefits under this Plan may be, at the sole discretion of the Board, reduced to the extent of any reduction of proceeds that is paid by the insurance carrier because of such material misrepresentation.

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11.           Suicide.  Notwithstanding any other term or provision of the Plan or this Agreement, if Participant dies by reason of suicide and if the Bank’s receipt of insurance proceeds is as a result reduced, then the Participant’s (or the Participant’s Beneficiary’s) rights to any benefits under this Plan may be, at the sole discretion of the Board, reduced to the extent of any reduction of proceeds that is paid by the insurance carrier.

12.           Entire Agreement.  This SERP Agreement together with the attached Plan contains the entire agreement and understanding of the Bank and the Participant with respect to supplemental retirement benefits and supercedes and replaces all prior agreements and understandings between the parties, written or oral, with respect thereto.

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IN WITNESS WHEREOF, the parties have executed this SERP Agreement in duplicate originals on the day and year first above written.

Parke Bank

By:          /s/ Vito S. Pantilione
Vito S. Pantilione
     President and Chief Executive Officer

Participant

/s/ John F. Hawkins
John F. Hawkins

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